3 September, 2008

Robert C. Rugh
63 Olivehurst
Irvine, CA 92602

RE: Promotion to President

Dear Mr. Rugh:

This letter is to confirm, in writing, that subject to your acceptance of this new position, your responsibilities and title would change from EVP of Operations to President of DeWind Inc., with an effective date of September 3, 2008. You will be reporting to Marv Sepe, COO of Composite Technology Corporation, the owner of DeWind Inc., and you will also be legally under the direction of the Board of Directors of DeWind Inc., which of course is appointed by Composite Technology Corporation. Your compensation is as follows:

• Yearly base salary of $325,000, payable on a bi-weekly basis;

• Participation in an incentive bonus plan for top executives in the amount of up to 60% of the base salary. The plan is not finalized, however it is anticipated that it will be finalized before the end of the fiscal year, September 30, 2008. The plan is intended to be based on a combination of agreed upon goals that management agrees upon, revenue objectives from sales, and orders booked with deposits.

• Grant of 750,000 options to acquire Composite Technology Corporation stock at $1.25 per share with vesting over 3 years commencing with 1/3 a year from the effective date of this position and a second 1/3 two years from the effective date and the final 1/3 three years from the effective date.

We would like to take this opportunity to congratulate you, and thank for your commitment and hard work, and for being a part of DeWind and it’s future achievements.

Sincerely,

/s/ Benton H Wilcoxon

Benton H Wilcoxon

Director of DeWind Inc.

Accepted by:	/s/ Robert Rugh
Robert Rugh

A Subsidiary of Composite Technology Corporation
2026 McGaw Avenue, Irvine, California 92614 Tel: 949.428.8500 Fax: 949.428.8515 www.compositetechcorp.com